                        [TALLEY INDUSTRIES LETTERHEAD]


                IMPORTANT: THIS OFFER EXPIRES ON APRIL 22, 1996

                                                                  March 21, 1996

TO: HOLDERS OF THE SERIES B $1 CUMULATIVE CONVERTIBLE PREFERRED STOCK
    ("SERIES B PREFERRED STOCK") OF TALLEY INDUSTRIES, INC. ("TALLEY")

        Talley is pleased to offer you a one-time opportunity, from today until 5:00 p.m., New York City time, on April 22, 1996, to receive 2.5 shares of Talley common stock upon conversion of each of your shares of Series B Preferred Stock.

        Currently, your shares of Series B Preferred Stock are each convertible into 1.3125 shares of Talley common stock. If you choose to convert in connection with this offer (the "Conversion Offer"), you will receive a total of 2.5 shares of Talley common stock for each share of Series B Preferred Stock converted, or 1.1875 additional shares of common stock. Although the financial condition of Talley has improved since we last paid dividends to you and our other shareholders in early 1991, our debt covenants and competing demands for available cash resources make it unlikely in the foreseeable future that we will cure the dividend arrearages at their present level or resume the payment of regular dividends.

        We urge you to convert your shares in response to the Conversion Offer because we believe that it benefits all participants.

        We believe you will benefit because the Conversion Offer provides you with Talley common stock having a higher market value than your Series B Preferred Stock prior to the announcement of this offer. Moreover, the shares of Talley common stock received by you trade more actively than your Series B Preferred Stock, thereby enhancing their liquidity.

        The transaction benefits Talley because the successful conclusion of the Conversion Offer will strengthen its financial position by eliminating a large and increasing dividend arrearage and improving its capital structure. We believe that these benefits to Talley will translate into enhanced shareholder value for the holders of Talley common stock, including Series B holders accepting this offer.

        The accrued and unpaid dividends on the Series B Preferred Stock, through the scheduled expiration date of the Conversion Offer, will equal $5.00 per share. By converting your Series B Preferred Stock into Talley common stock, your right to receive such accumulated and unpaid dividends is automatically extinguished without payment, as specified by the stated conversion terms of the Series B Preferred Stock.

March 21, 1996
Page 2



        The Conversion Offer is described in the enclosed Offering Circular dated March 21, 1996 and in the accompanying Conversion Notice and Letter of Transmittal. As you will see, a similar offer is also being made to the holders of Talley's other series of outstanding preferred stock (Series A). The Offering Circular includes Talley's Annual Report on Form 10-K for the year ended December 31, 1995 and other important information concerning the Conversion Offer and the Company. Please read this material carefully for a full description of the terms and conditions of the Conversion Offer. We also recommend that you review our 1995 Annual Report to Shareholders and Proxy Statement that were recently mailed to you.

        TO CONVERT SHARES OF SERIES B PREFERRED IN CONNECTION WITH THIS CONVERSION OFFER AND RECEIVE 2.5 SHARES OF TALLEY COMMON STOCK UPON CONVERSION OF EACH SHARE OF SERIES B PREFERRED STOCK, PLEASE FOLLOW THE INSTRUCTIONS IN THE ENCLOSED CONVERSION NOTICE AND LETTER OF TRANSMITTAL. IF YOU HAVE ANY QUESTIONS REGARDING THIS CONVERSION OFFER, PLEASE CALL KISSEL-BLAKE INC., THE INFORMATION AGENT FOR THE OFFER, AT 800-554-7733 (TOLL FREE) OR
(212) 344-6733 (COLLECT).

                                Very truly yours,

                                /s/ WILLIAM H. MALLENDER

                                William H. Mallender

                         [TALLEY INDUSTRIES LETTERHEAD]

                IMPORTANT: THIS OFFER EXPIRES ON APRIL 22, 1996

                                                                 March 21, 1996

TO:     HOLDERS OF THE SERIES A CONVERTIBLE PREFERRED STOCK
        ("SERIES A PREFERRED STOCK") OF TALLEY INDUSTRIES, INC. ("TALLEY")

        Talley is pleased to offer you a one-time opportunity, from today until 5:00 p.m., New York City time, April 22, 1996, to receive 2.0 shares of Talley common stock upon conversion of each of your shares of Series A Preferred Stock.

        Currently, your shares of Series A Preferred Stock are each convertible into 0.95 share of Talley common stock. If you choose to convert in connection with this offer (the "Conversion Offer"), you will receive a total of 2.0 shares of Talley common stock for each share of Series A Preferred Stock converted, or 1.05 additional shares of common stock. Although the financial condition of Talley has improved since we last paid dividends to you and our other shareholders in early 1991, our debt covenants and competing demands for available cash resources make it unlikely in the foreseeable future that we will cure the dividend arrearages at their present level or resume the payment of regular dividends.

        I urge you to convert your shares in response to the Conversion Offer because I believe that it benefits all participants.

        We believe you will benefit because the Conversion Offer provides you with Talley common stock having a higher market value than your Series A Preferred Stock prior to the announcement of this offer. Moreover, Talley common stock is listed on the New York Stock Exchange (TAL) and trades actively; your Series A Preferred Stock has no active market and is illiquid.

        The transaction benefits Talley because the successful conclusion of the Conversion Offer will strengthen its financial position by eliminating a large and increasing dividend arrearage and improving its capital structure. We believe that these benefits to Talley will translate into enhanced shareholder value for the holders of Talley common stock, including Series A holders accepting this offer.

        The accrued and unpaid dividends on the Series A Preferred Stock, through the scheduled expiration date of the Conversion Offer, will equal $5.50 per share. By converting your Series A Preferred Stock into Talley common stock, your right to receive such accumulated and unpaid dividends is automatically extinguished without payment, as specified by the stated conversion terms of the Series A Preferred Stock.

March 21, 1996
Page 2

        The Conversion Offer is described in the enclosed Offering Circular dated March 21, 1996 and in the accompanying Conversion Notice and Letter of Transmittal. As you will see, a similar offer is also being made to the holders of Talley's other series of outstanding preferred stock (Series B). The Offering Circular includes Talley's Annual Report on Form 10-K for the year ended December 31, 1995 and other important information concerning the Conversion Offer and the Company. Please read this material carefully for a full description of the terms and conditions of the Conversion Offer. We also recommend that you review our 1995 Annual Report to Shareholders and Proxy Statement that were recently mailed to you.

        TO CONVERT SHARES OF SERIES A PREFERRED IN CONNECTION WITH THIS CONVERSION OFFER AND RECEIVE 2.0 SHARES OF TALLEY COMMON STOCK UPON CONVERSION OF EACH SHARE OF SERIES A PREFERRED STOCK, PLEASE FOLLOW THE INSTRUCTIONS IN THE ENCLOSED CONVERSION NOTICE AND LETTER OF TRANSMITTAL. IF YOU HAVE ANY QUESTIONS REGARDING THIS CONVERSION OFFER, PLEASE CALL KISSEL-BLAKE INC., THE INFORMATION AGENT FOR THE OFFER, AT 800-554-7733 (TOLL FREE) OR (212) 344-6733 (COLLECT).

                                        Very truly yours,

                                        /s/ WILLIAM H. MALLENDER

                                        William H. Mallender